As filed with the Securities and Exchange Commission on August 1, 2016.

Registration No.     -

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

H&E EQUIPMENT SERVICES, INC.

(Exact name of Registrant as specified in its charter)

Delaware	7500 Pecue Lane Baton Rouge, Louisiana 70809 (225) 298-5200	81-0553291
(State of Incorporation)	(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(I.R.S. Employer Identification No.)

H&E EQUIPMENT SERVICES, INC.

AMENDED AND RESTATED 2006 STOCK-BASED

INCENTIVE COMPENSATION PLAN, AS AMENDED

H&E EQUIPMENT SERVICES, INC.

2016 STOCK-BASED INCENTIVE COMPENSATION PLAN

(Full Title of the Plan)

JOHN M. ENGQUIST

CHIEF EXECUTIVE OFFICER

7500 PECUE LANE

BATON ROUGE, LOUISIANA 70809

(225) 298-5200

(Name, address including zip code, and telephone number, including area code, of agent for service)

With a Copy to:

DEREK M. WINOKUR, ESQ.

Dechert LLP

1095 Avenue of the Americas

New York, New York 10036

(212) 698-3500

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered	Amount To Be Registered(4)	Proposed Maximum Offering Price Per Share(5)	Proposed Maximum Aggregate Offering Price(5)	Amount Of Registration Fee
Common Stock, par value $0.01 per share(1)	2,100,000 shares	$19.20	$40,320,000	$4,060.23
Common Stock, par value $0.01 per share(2)(3)	385,195 shares	$19.20	$7,395,744	$744.75
Total	2,485,195 shares	$19.20	$47,715,744	$4,804.98

(1)	Represents 2,100,000 shares of common stock, par value $0.01 per share (“Common Stock”) of H&E Equipment Services, Inc. (the “Registrant”) to be registered under the Registrant’s 2016 Stock-Based Incentive Compensation Plan (the “2016 Plan”).
(2)	Represents 385,195 shares of Common Stock (the “Outstanding Award Shares”) that are, as of the date hereof, subject to outstanding awards under the Registrant’s Amended and Restated 2006 Stock-Based Incentive Compensation Plan, as amended (the “Prior Plan”). On May 13, 2016, the Registrant’s stockholders approved the adoption of the 2016 Plan, which replaced and superseded the Prior Plan. Pursuant to Section V.A of the 2016 Plan, if awards under the Prior Plan are forfeited or otherwise terminate without an actual distribution or issuance of shares, the Outstanding Award Shares subject to such awards will become available for issuance under the 2016 Plan.
(3)	The Outstanding Award Shares were previously registered under the Registrant’s Registration Statement on Form S-8 filed with the Commission on October 27, 2006 (File No. 333-138242), and the Registrant paid the required fee. The Registrant has concurrently filed Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 filed on October 27, 2006 (File No. 333-138242) deregistering the Outstanding Award Shares.
(4)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of Common Stock that become issuable under the 2016 Plan or the Prior Plan by reason of any future stock split, stock dividend, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock.
(5)	Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(h) under the Securities Act. The price per share and aggregate offering price are based upon the average of the high and low trading prices of the Common Stock on The Nasdaq Global Market July 25, 2016 as reported on The Nasdaq Global Market System.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required in Part I of Form S-8 to be contained in a prospectus meeting the requirements of Section 10(a) of the Securities Act of 1933, as amended (the “Securities Act”), is not required to be filed with the Securities and Exchange Commission (the “Commission”) and is omitted from this Registration Statement in accordance with the explanatory note to Part I of Form S-8 and Rule 428(b)(1) under the Securities Act. The documents containing the information specified in Part I of Form S-8 will be sent or given to directors, officers, employees and consultants as specified by Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, as originally filed with the Commission by H&E Equipment Services, Inc. (the “Registrant”) are hereby incorporated herein by reference:

1. The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the Commission on February 25, 2016.

2. The Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2016 and June 30, 2016, filed with the Commission on April 28, 2016 and July 28, 2016.

3. The Registrant’s Current Reports on Form 8-K, filed with the Commission on February 12, 2016 (with respect to Item 5.03) and May 16, 2016.

4. The description of the Registrant’s common stock, par value $0.01 per share (“Common Stock”), which is contained in the Registrant’s registration statement on Form 8-A filed on January 26, 2006 under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

In addition, except with respect to those items furnished but not filed, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such person as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred. The Registrant’s certificate of incorporation and bylaws provide for the indemnification of its directors and officers to the fullest extent permitted under the DGCL.

As permitted by the Section 102(b)(7) of the DGCL, the Registrant’s certificate of incorporation includes such a provision that eliminates the personal liability of the Registrant’s directors for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the Registrant or its stockholders; (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law; (3) under Section 174 of the DGCL regarding unlawful dividends and stock purchases; or (4) arising as a result of any transaction from which the director derived an improper personal benefit.

As permitted by the DGCL, the Registrant’s bylaws provide that (1) the Registrant is required to indemnify its directors and officers to the fullest extent permitted by applicable law; (2) the Registrant is permitted to indemnify its other employees to the extent permitted by applicable statutory law; (3) the Registrant is required to advance expenses to its directors and officers in connection with any legal proceeding, subject to the provisions of applicable statutory law; and (4) the rights conferred in the Registrant’s bylaws are not exclusive.

As permitted by the DGCL, the Registrant has purchased insurance on behalf of its directors, members, managers and officers against certain liabilities that may be asserted against, or incurred by, such persons in their capacities as directors, members, managers and officers of the Registrant or any of its subsidiaries, or that may arise out of their status as directors, members, managers and officers of the Registrant or any of its subsidiaries, including liabilities under the federal and state securities laws.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See the attached Exhibit Index, which is incorporated herein by reference.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Baton Rouge, State of Louisiana, on this 1st day of August, 2016.

H&E EQUIPMENT SERVICES, INC.

By:	/s/ John M. Engquist
John M. Engquist Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John M. Engquist and Leslie S. Magee, each and individually, his attorneys-in-fact, with full power of substitution and re-substitution, for him in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement and to file the same with the Securities and Exchange Commission, granting unto each of such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that each such attorney-in-fact, or his agent or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated:

Signature	Title	Date

/s/ John M. Engquist John M. Engquist	Chief Executive Officer and Director (Principal Executive Officer)	August 1, 2016

/s/ Leslie S. Magee Leslie S. Magee	Chief Financial Officer (Principal Financial and Accounting Officer)	August 1, 2016

/s/ Gary W. Bagley Gary W. Bagley	Chairman and Director	August 1, 2016

/s/ Paul N. Arnold Paul N. Arnold	Director	August 1, 2016

/s/ Bruce C. Bruckmann Bruce C. Bruckmann	Director	August 1, 2016

/s/ Patrick L. Edsell Patrick L. Edsell	Director	August 1, 2016

/s/ Thomas J. Galligan III Thomas J. Galligan III	Director	August 1, 2016

/s/ Lawrence C. Karlson Lawrence C. Karlson	Director	August 1, 2016

/s/ John T. Sawyer John T. Sawyer	Director	August 1, 2016

EXHIBIT INDEX

Exhibit Number	Description

3.1	Amended and Restated Certificate of Incorporation of H&E Equipment Services, Inc. (incorporated by reference to Exhibit 3.4 to Registration Statement on Form S-1 of H&E Equipment Services, Inc. (File No. 333-128996), filed January 20, 2006).

3.2	Amended and Restated Bylaws of H&E Equipment Services, Inc., as amended (incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K of H&E Equipment Services, Inc. (File No. 000-51759), filed February 12, 2016).

4.1	Form of H&E Equipment Services, Inc. common stock certificate (incorporated by reference to Exhibit 4.3 to Current Report on Form 8-K of H&E Equipment Services, Inc. (File No. 000-51759), filed February 3, 2006).

5.1	Opinion of Dechert LLP (counsel to the Registrant) as to the legality of the securities being registered.

10.1	H&E Equipment Services, Inc. Amended and Restated 2006 Stock-Based Incentive Compensation Plan (incorporated by reference to Appendix B to the Definitive Proxy Statement on Schedule 14A of H&E Equipment Services, Inc. (File No. 000-51759), filed April 28, 2006).

10.2	Amendment No. 1 to the H&E Equipment Services, Inc. Amended and Restated 2006 Stock-Based Incentive Compensation Plan (incorporated by reference to Exhibit 10.7 to the Annual Report on Form 10-K of H&E Equipment Services, Inc. (File No. 000-51759), filed March 3, 2011).

10.3	Amendment No. 2 to the H&E Equipment Services, Inc. Amended and Restated 2006 Stock-Based Incentive Compensation Plan (incorporated by reference to Exhibit 10.8 to the Annual Report on Form 10-K of H&E Equipment Services, Inc. (File No. 000-51759), filed February 25, 2016).

10.4	H&E Equipment Services, Inc. 2016 Stock-Based Incentive Compensation Plan (incorporated by reference to Annex A to the Definitive Proxy Statement on Schedule 14A of H&E Equipment Services, Inc. (File No. 000-51759), filed April 1, 2016).

23.1	Consent of BDO Seidman, LLP.

23.2	Consent of Dechert LLP (included in Exhibit 5.1 hereto).

24.1	Power of Attorney (contained on signature page hereto).